UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A

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Securities Exchange Act of 1934

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SPRINT CORPORATION
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The attached information has been forwarded to Institutional Shareholder Services (ISS) by Sprint Corporation and is filed hereby to the extent it may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

[Sprint Letterhead]

July 23, 2014

Mr. Allen Smith
Corporate Governance Analyst
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Re:    July 18, 2014 ISS Report on Sprint Corporation (“Sprint”)

Dear Mr. Smith,

We have received and reviewed the 2014 ISS report on Sprint Corporation’s annual shareholder meeting. Upon reading the report, we believe your recommendations relating to services provided by an affiliate of our independent registered accounting firm, Deloitte & Touche LLP (“Deloitte”), are based on a misunderstanding of the nature of such services. We ask that you reconsider your recommendations in light of the additional information we provide below regarding those services. We also ask you to reconsider your recommendation against one of our incumbent compensation committee directors for the reasons expressed below.

We understand that you have already published the report on Sprint, but respectfully ask that you consider the following points that we believe are relevant to your analysis and recommendations. We did not receive the report prior to publishing this year, but we hope you will consider our comments and make changes to the report if you agree that is appropriate based on the additional information. We also request that in future years, you provide us with an opportunity to review your report prior to publication, which we commit to reviewing promptly.

We welcome the opportunity to have a brief call with you this week to further clarify any points on which you may have questions.

Commentary From the 2014 ISS Report Related to Non-Audit Fees

“Over the past fiscal year, 55.94 percent of the fees paid to the company's external auditors were for services that were not directly related to the audit. Excessive non-audit fees pose a potential conflict of interest and could be perceived as impairing an auditor's independent judgment.”

Based on this analysis, you recommend that shareholders withhold their votes for two incumbent members of our Audit Committee (but not the third, as she was appointed in September 2013) and to vote against the ratification of Deloitte as Sprint’s independent registered accountant.

Your basis for the recommendation to withhold votes for the Audit Committee members is that those members “approv[ed] an excessive amount of non-audit related services by [Deloitte] in the last year.” The most significant engagement giving rise to the non-audit related services, however, is in connection with a Federal Communications Commission (“FCC”) order for which a Deloitte affiliate serves as a subcontractor of the FCC. Accordingly, the Audit Committee did not engage the Deloitte affiliate or otherwise approve those services. The following provides additional information regarding the engagement.

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Sprint Nextel’s Audit Firm. Prior to the completion of Sprint Nextel Corporation’s merger with SoftBank on July 10, 2013, KPMG LLP served as the independent registered accounting firm of Sprint Nextel.

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New Audit Firm Following Merger. Deloitte, who has long served as the accounting firm for SoftBank, began serving as the independent registered accounting firm of Sprint Corporation (which was formerly known as Starburst II, Inc. and was a wholly-owned by SoftBank prior to the Sprint Nextel merger with SoftBank), since its formation in 2012. Once Sprint Nextel and SoftBank merged, with Sprint as the surviving corporation, Sprint’s Audit Committee concluded that the company should continue to use Deloitte for audit services as, among other things, the use of Deloitte would be more cost effective given the firm’s existing service to SoftBank, which would benefit all shareholders.

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FCC Order. In 2004, the FCC adopted the 800 MHz Band Reconfiguration Order (the “FCC Order”), which included new rules regarding, one, interference with public services (i.e. emergency services calls) in the 800 MHz spectrum band and, two, a comprehensive plan to reconfigure the 800 MHz band.

•	Sprint’s Obligation to Fund Costs Under the FCC Order. As a result of the FCC Order, Sprint is required to fund certain costs associated with the reconfiguration of the 800 MHz band.

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Deloitte Consulting’s Services on Behalf of the FCC. The FCC Order provides for an independent Transition Administrator (“TA”) to oversee the band reconfiguration process on behalf of the FCC. In 2009, Deloitte Consulting LLP, one of Deloitte’s affiliates, (“Deloitte Consulting”) entered into a subcontractor agreement with the TA to provide certain services to the TA on behalf of the FCC and not Sprint. Sprint is obligated to fund implementation of the FCC Order and, therefore, pays the fees of the TA and Deloitte Consulting.

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Sprint Has Not Engaged and Has No Agreement with Deloitte Consulting. Sprint had no part in the engagement of Deloitte Consulting, has no part in the continued engagement of Deloitte Consulting, and is not a party to this agreement with the TA, however, amounts are paid directly by Sprint for the services rendered to the TA by Deloitte Consulting pursuant to the FCC Order. We note in footnotes 5 and 6 of our proxy statement that Sprint pays these fees directly to Deloitte Consulting under the FCC Order.

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Deloitte Consulting Provides No Services to Sprint. The interaction between Deloitte Consulting and Sprint under the subcontractor agreement is limited to routine interactions of exchanging factual information relevant to Deloitte Consulting’s or Sprint’s obligations under the FCC Order. Deloitte Consulting has no obligation to provide services to or for Sprint. In addition, the FCC is the only entity that can compel any obligation. Sprint does not supervise, direct, manage, or otherwise have any responsibility or accountability for Deloitte Consulting’s products or services under the subcontractor agreement with the TA, other than to pay the costs associated with the FCC Order.

•
Non-Audit Fees are Under 25%, Excluding the FCC Order-Related Fees. When excluding the $14.6 million of fees required to be paid to Deloitte Consulting for work performed on behalf of the FCC pursuant to the FCC Order, the non-audit fees are 23.62 percent of the total fees received by Deloitte in 2013 and the three-month transition period ended March 31, 2014, which is well below the 50% threshold.

•
Audit Committee’s Conclusion of Independence. Given that the nature of this relationship with Deloitte and Deloitte Consulting, the Sprint Audit Committee concluded that payments made pursuant to the FCC Order do not affect the independence of Deloitte with respect to its audit of Sprint’s financial statements.

As the above information makes clear, the Sprint Audit Committee had no role in the engagement of Deloitte Consulting, has no part in the continued engagement of Deloitte Consulting nor does anyone at Sprint have a role in the oversight of Deloitte Consulting’s work for the FCC. We included the Deloitte Consulting fees in the proxy statement to ensure full transparency to shareholders, even though this represents unique circumstances and there is no involvement by Sprint in the services we are obligated to pay for by FCC order. Accordingly, as your recommendation to withhold votes for two Audit Committee members was based on the notion that the Audit Committee had approved the non-audit services disclosed in the proxy statement, we ask that you reconsider such recommendation in light of the above information.

You further recommended that shareholders vote against the ratification of Deloitte as Sprint’s independent registered accounting firm because you believe the non-audit services “rais[e] substantial doubts over the independence of the auditor.” We strongly disagree with this assertion. As described above, Sprint is not a party to an agreement with Deloitte Consulting and has no decision-making authority with respect to Deloitte Consulting. The basis for independence issues relating to non-audit services is the idea that a company can threaten to take away more lucrative non-audit work from its accounting firm if the company is dissatisfied with decisions made by the firm in connection with the audit. That possibility does not exist here; as such, no potential impact on independence of Deloitte exists in these circumstances. Sprint’s Audit Committee considered this matter carefully and concluded that given the complete separation of this work and independent nature and oversight of the work and selection of the service provider, it would not impair Deloitte’s independence in providing auditing work for Sprint going forward. Further, Deloitte considered the matter and likewise concluded that its independence is not impaired.

Based on the foregoing information, we respectfully ask you to reconsider your recommendations on two of our incumbent Audit Committee directors and the proposal to ratify Deloitte as Sprint’s independent registered accountant. We do not believe investors would be well served to remove the members of our Audit Committee from their roles given their diligence in this matter and the exceptional and highly independent service they provide on our Board. We further believe that it would be a mistake for investors to reject the logical choice of Deloitte as our auditor given their independence and the lack of involvement by Sprint in their hiring and work for the TA under the FCC Order.

Non-Independent Director on the Compensation Committee

We would also ask you to reconsider your recommendation to vote against a non-independent director on our compensation committee, and consider whether a change of recommendation is warranted. You recommend that shareholders withhold authority to elect Ronald D. Fisher because he serves as a non-independent member of the Compensation Committee. Mr. Fisher is not considered independent under NYSE standards because he serves as an executive officer of SoftBank Holdings, Inc., a subsidiary of SoftBank, which beneficially owns 81.2 percent of Sprint’s voting stock.

Our Board disagrees with ISS’s position that Mr. Fisher’s presence on the Compensation Committee diminishes that committee’s ability to oversee management compensation objectively. SoftBank has made an extraordinary investment in Sprint. Accordingly, we think it is not only appropriate for SoftBank to place one of its board designees on the Compensation Committee, but perhaps the purest form of responsible corporate governance to have a representative of our 81.2 percent owner on the Compensation Committee. In our view, Mr. Fisher is highly aligned with all investors in ensuring a management team that has the right incentives to deliver extraordinary value. In addition, it would be highly exceptional at a controlled company for the entity that controls the firm not to be involved in the setting of compensation for the most senior executives of the company. We further note that the Compensation Committee includes two independent members, as determined in accordance with applicable NYSE requirements, in addition to Mr. Fisher. In light of our unique ownership structure, we hope you will agree that Mr. Fisher’s work is both appropriate and that his service on our board is in the interests of all investors.

We respectfully request you to take this additional information into consideration and re-examine your recommendations.

We have filed this letter with the SEC in compliance with the SEC’s proxy regulations.

If you have any further questions, please call me at 913-794-1513.

Thank you very much for your time and consideration.

Best regards,

Timothy P. O’Grady

CC:    Alex Gallimore, ESG Research, ISS
Carol Bowie, Executive Director of ISS and Head of ISS's Americas Research Group
Marc Goldstein, Head of ISS Governance Research Engagement

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